SHAREHOLDERS' AGREEMENT

      THIS AGREEMENT, dated as of the __ day of ____________ 1999, by and among Techtron, Inc. ("Techtron") and the holders of all of the outstanding capital stock of each of TelaLink Network, Ltd. ("TelaLink") and TelaLink Acquisitions Corp. ("LoanCo"), each of whom is listed on Schedule A hereto (collectively referred to as the "TelaLink Group" and individually as "Members of the TelaLink Group;" Techtron and the TelaLink Group are sometimes collectively referred to as the "Shareholders" and individually as a "Shareholder").

                              W I T N E S S E T H:

      WHEREAS, TelaLink, Continental Choice Care, Inc. ("CCCI") and TNL Acquisition, Inc., a wholly owned subsidiary of CCCI, are parties to that certain Agreement and Plan of Merger dated as of February 5, 1999 (the "Merger Agreement"); and

      WHEREAS, the Members of the TelaLink Group hold all of the TelaLink Common Stock and all securities convertible into TelaLink Common Stock outstanding on the date hereof; and

      WHEREAS, each capitalized term not defined herein shall have the meaning ascribed to it in the Merger Agreement; and

      WHEREAS, each reference to the word "he" or "his" shall act as a reference to the word "she" or "her" or "it" in the case of a non-natural person, as applicable; and

      WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Merger Agreement that this Agreement be executed by the parties hereto; and

      WHEREAS, the Members of the TelaLink Group have voted in favor of the Merger Agreement; and

      WHEREAS, the Members of the TelaLink Group and Techtron shall receive benefits from the consummation of the transactions contemplated by the Merger Agreement.

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. TECHTRON'S VOTING AGREEMENTS. Techtron agrees that, during the term of this Agreement, it shall vote each share of the common stock, no par value, of CCCI (the "CCCI Shares") held by it and shall take such further actions as are within its legal power, including without limitation, voting to replace directors, in furtherance of the following:

      1.1 ELECTION OF TELALINK DIRECTORS. In favor of the election or appointment, at all times, of three individuals designated by the TelaLink Group (the "TelaLink Directors") to the Board of Directors of CCCI (the "Board"), provided that there shall be included among such individuals not less than one individual who shall, upon election, qualify as Independent, as hereinafter defined. In the event there shall, at any time and for any reason, be less than one Independent director designated by the TelaLink Group serving on the Board, the TelaLink Group shall take any and all action reasonably necessary to cause not less than one Independent director to be elected or appointed to the Board as one of the TelaLink Group's three designees, including, without limitation, causing the resignation of one non-Independent designee. In the event that, over a period of one hundred twenty (120) days, no Independent director is designated by the TelaLink Group and elected or appointed to the Board, Techtron shall have the right to designate an individual to be appointed to the Board. For purposes of this Agreement, the term "Independent" shall mean independent in accordance with (i) the requirements of the Internal Revenue Service for employee option and other benefit plans; (ii) the requirements of The Nasdaq Stock Market, Inc. and each exchange on which CCCI's securities are traded; and (iii) the requirements of the United States Securities and Exchange Commission with respect to audit committees, compensation committees and stock option, stock grant and other employee plans;

        1.2 BOARD SIZE. In favor of maintaining a Board comprised of seven (7) directors.

        1.3 TECHTRON. In favor of CCCI taking all actions, including without limitation, the preparation and filing of placement memoranda, registration statements and proxies to cause the shares of CCCI held by Techtron to be held by the shareholders of Techtron on a tax-free basis, whether by merger, sale of assets or other transaction.

        1.4 CERTAIN ACTIONS REQUIRING TELALINK DIRECTOR APPROVAL. Unless such action shall have been approved by the TelaLink Directors, Techtron shall vote against any act or omission which would result in CCCI or a Subsidiary (as defined below) engaging in the sale, lease, assignment or other transfer or disposal of, or causing or permitting any Subsidiary to sell, lease, assign or otherwise transfer or dispose of, in one transaction or a series of related transactions (other than sales of inventory or services in the ordinary course of business), all or substantially all of CCCI's assets to a third party, whether through stock or asset sale or otherwise. As used herein, "Subsidiary" means any corporation, partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board (or other persons performing similar functions) are at the relevant time directly or indirectly owned by CCCI.

        1.5 CONTINGENT SHARES. In favor of the issuance of 260,000 shares of the common stock of CCCI if and in the event the issuance of said shares is required pursuant to Section 2.2(b) of the Merger Agreement.

        1.6 In favor of the issuance of options to acquire not less than 1,000,000 shares of CCCI common stock from CCCI's 1997 Equity Incentive Plan to new members of management of CCCI and its subsidiaries upon such terms and conditions as the Board or the compensation committee of the Board shall determine.

        1.7 In favor of the issuance of 150,000 shares of the common stock of CCCI, if and in the event the issuance of said shares is required pursuant to
Section 7.2 (f) of the Merger Agreement.

2. TELALINK GROUP'S VOTING AGREEMENTS. Each Member of the TelaLink Group agrees that during the term of this Agreement he shall vote each CCCI Share held by him and shall take such further actions as are within his legal power including, without limitation, voting to replace directors, in furtherance of the following:

        2.1 ELECTION OF TECHTRON DIRECTORS. In favor of the election or appointment, at all times, of four individuals designated by Techtron (the "Techtron Directors") to the Board, provided that there shall be included among such individuals not less than one individual who shall, upon election, qualify as Independent. In the event there shall, at any time and for any reason, be less than one Independent director designated by Techtron serving on the Board, Techtron shall take any and all action reasonably necessary to cause not less than one Independent director to be elected or appointed to the Board as one of Techtron's four designees, including, without limitation, causing the resignation of one non-Independent designee. In the event that, over a period of one hundred twenty (120) days, no Independent director is designated by Techtron and elected or appointed to the Board, TelaLink shall have the right to designate an individual to be appointed to the Board.

        2.2 BOARD SIZE. In favor of maintaining a Board comprised of seven (7) directors.

        2.3 TECHTRON. In favor of CCCI taking all actions, including without limitation, the preparation and filing of placement memoranda, registration statements and proxies to cause the shares of CCCI held by Techtron to be held by the shareholders of Techtron on a tax-free basis, whether by merger, sale of assets or other transaction.

        2.4 CERTAIN ACTIONS REQUIRING TECHTRON DIRECTOR APPROVAL. Unless such action shall have been approved by the Techtron Directors, the TelaLink Group shall vote against any act or omission which would result in CCCI or a Subsidiary engaging in the sale, lease, assignment or other transfer or disposal of, or causing or permitting any Subsidiary to sell, lease, assign or otherwise transfer or dispose of, in one transaction or a series of related transactions (other than sales of inventory or services in the ordinary course of business), all or substantially all of CCCI's assets to a third party, whether through stock or asset sale or otherwise.

        2.5 In favor of the issuance of 260,000 shares of the common stock of CCCI if and in the event the issuance of said shares is required pursuant to
Section 2.2(b) of the Merger Agreement.

        2.6 In favor of the issuance of options to acquire not less than 1,000,000 shares of CCCI common stock from CCCI's 1997 Equity Incentive Plan to new members of management of CCCI and its subsidiaries upon such terms and conditions as the Board or the compensation committee of the Board shall determine.

        2.7 At the request of Techtron, in favor of amending the terms of CCCI's currently outstanding Common Stock Purchase Warrants and/or Underwriter's Unit Purchase Option for not more than one year from the date upon which said securities would otherwise expire.

3. COMMON ISSUES OF CORPORATE GOVERNANCE. The following provisions shall be applicable to Techtron and the TelaLink Group:

      3.1 REMOVAL OF DIRECTORS. Directors may be removed only by a vote of the holders of a majority of the outstanding CCCI Shares. Except as otherwise provided in this Section 3.1, Techtron and the TelaLink Group each agrees not to take any action to remove, with or without cause, any director of CCCI. Notwithstanding the foregoing, Techtron and/or the Techtron Directors shall at all times have the right to recommend the removal, with or without cause, of any Techtron Director; and the TelaLink Group and the TelaLink Directors shall have the right to recommend the removal, with or without cause, of any TelaLink Director. If the removal of any director is recommended as provided in the immediately preceding sentence, then the parties hereto shall immediately cause a special meeting of the Board or of the Shareholders to be held, or shall act by written consent without a meeting, for the purpose of removing such director, and each Shareholder agrees to vote all its CCCI Shares, or to execute a written consent in respect of all such CCCI Shares, for the removal of such director.

      3.2 VACANCIES. At any time a vacancy exists on the Board, the remaining directors (if any) representing the Shareholders whose Board seat is vacant shall have the right to designate and elect the person to fill such vacancy. If no directors representing the Shareholders remain as a result of such vacancy, the Shareholder shall have the right to designate the person to fill such vacancy and each of Techtron and the TelaLink Group will vote in favor of and take such other action as may be necessary or appropriate to elect or appoint said person.

      3.3 COVENANT TO VOTE. Each of the Shareholders agrees to vote, in person or by proxy, all of the CCCI Shares beneficially owned by such Shareholder, at any annual or special meeting of stockholders of CCCI called for the purpose of voting on the election of directors or by consensual action of stockholders without a meeting with respect to the election of directors, in favor of the election of the directors nominated by the Techtron and the TelaLink Group, as the case may be, in accordance with Sections 1.1 and 2.1 hereof, respectively. Each Shareholder shall vote the CCCI Shares owned by such Shareholder and shall take all other actions necessary to ensure that CCCI's Certificate of Incorporation and By-Laws do not at any time conflict with the provisions of this Agreement.

      3.4 OPTIONS. Each of the Shareholders agrees to vote to approve issuances of options exercisable for the purchase of up to 1,000,000 CCCI shares to new management employees of CCCI and its subsidiaries.

      3.5 QUORUM. No action shall be taken at any meeting of the Board of CCCI, or by the written consent of a majority of the Board, except for the adjournment of such meeting, unless at least two Techtron Directors and one TelaLink Director shall be present. For purposes of a quorum, any director may be present at any meeting in person, by means of telephone or similar communications equipment by means of which each person participating in the meeting can hear and speak to each other or, to the extent permitted under applicable law, by proxy or by nominee director.

4. TERM. The term of this Agreement shall commence as of the date of this Agreement and shall terminate on June 30, 2001.

5. MUTUAL REPRESENTATIONS. Each party to this Agreement hereby represents and warrants to each other party to this Agreement that:

         (a) this Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms,

         (b) he has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his obligations hereunder,

         (c) he is not required to give prior notice to, or obtain any consent, approval or authorization of, any governmental or quasi-governmental authority, creditor, lessor, or other person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement,

         (d) there are no actions, lawsuits, audits, investigations, claims, or proceedings pending or threatened against, involving, affecting, or relating to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and

         (e) neither the execution and delivery of this Agreement by him nor the consummation of the transactions contemplated by this Agreement will: (i) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, government, governmental agency or instrumentality, domestic or foreign, or arbitrator, binding upon him or any of his assets; or
(ii) result in, or require, the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of CCCI Shares now owned or which may, in the future, be owned by him.

6. NOTICES. Except as otherwise set forth herein, all notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery service, addressed to the parties hereto at the following addresses:

         The TelaLink Group
         ------------------

         Harry S. Bennett
         Chief Executive Officer and Chairman
         30 Buttermilk Lane
         Basking Ridge, New Jersey  07920

      with a copy to:

         Frank M. DeLape
         700 Gemini
         Houston, Texas 77058

         Techtron, Inc:
         --------------

         Alvin S. Trenk
         25-B Vreeland Road, Suite 201
         Florham Park, NJ 07932

      with copies to:

         Jeff Ellentuck, Executive Vice President
           and General Counsel
         Continental Choice Care, Inc.
         25-B Vreeland Road, Suite 201
         Florham Park, NJ 07932

         and

         Gerard S. DiFiore, Esq.
         Reed Smith Shaw & McClay LLP
         One Riverfront Plaza, 1st Fl.
         Newark, NJ 07102

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

7. WAIVERS. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties hereto; (ii) no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party hereto shall be deemed to be, a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

8. JURISDICTION. The parties agree that any appropriate state or federal district court located in the City of Newark, County of Essex, State of New Jersey shall have exclusive jurisdiction over any case or controversy arising under or in connection with this Agreement and any judgment of such court shall be enforceable in any court having jurisdiction over the party whom such judgment is rendered. The parties hereto knowingly and voluntarily waive personal service of process and admit that service of process on either party may be made by certified mail, return receipt requested, at their respective addresses as provided herein. The parties hereto knowingly and voluntarily waive any defense related to lack of in personam jurisdiction and any right to a trial by jury in any case or controversy.

9. ENTIRE AGREEMENT. This Agreement and the agreements specifically described herein are intended by the parties to this Agreement as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement. This Agreement may not be modified, rescinded, or terminated orally, and no modification, rescission, termination or attempted waiver of any of the provisions hereof (including this Section) shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

10. SUCCESSORS AND ASSIGNS; THIRD PARTY RIGHTS. This Agreement shall apply to and be binding in all respects upon, and shall inure to the benefit of, the successors of the parties hereto and to the benefit of any assignee who acquires CCCI Shares from a party hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and designated assigns, and for the benefit of no other person or entity. In the event that any shares of CCCI held by Techtron are sold, the purchaser thereof shall agree to become direct parties to this Agreement as demonstrated by executing this Agreement.

11. SEVERABILITY. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12. GOVERNING LAW. This Agreement shall be governed by, and construed under, the laws of the State of New Jersey without regard to conflicts of laws, all rights and remedies being governed by such laws.

13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

      IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the date first written above.

TECHTRON, INC.

      By:
           ----------------------------
      Name:
      Title:

TELALINK NETWORK LTD.

      By:
           ----------------------------
      Name:   Harry S. Bennett,
      Title:  CEO and Chairman of the Board of Directors


BENCHMARK EQUITY GROUP, INC.

      By:
           ----------------------------
      Name:   Frank M. DeLape
      Title:  President

HOLDERS OF ALL OUTSTANDING CAPITAL STOCK OF EACH OF
TELALINK NETWORK, LTD. AND TELALINK ACQUISITIONS CORP.

      By:
           ----------------------------
            Attorney-in-Fact

                                   SCHEDULE A
                           TO SHAREHOLDERS' AGREEMENT



TelaLink Acquisitions Corp.:

      Frank M. DeLape
      Christopher Efird
      Trident III, LLC


TelaLink Network, Ltd.:

      Benchmark Equity Group, Inc.
      Harry S. Bennett
      Edward E. Bridges
      Christopher Efird
      Frank M. DeLape